CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement (No. 333-190943) on Form S-3 of Mandalay Digital Group, Inc. and Subsidiaries (collectively, the “Company”) of our report dated July 1, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K/A of the Company for the years ended March 31, 2013 and 2012. Our report dated July 1, 2013 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SingerLewak LLP

Los Angeles, California

October 10, 2013